As filed with the Securities and Exchange Commission on July 22, 1999.
                                                       Registration No._________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                      PARADISE MUSIC & ENTERTAINMENT, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                               13-3906452
(State or other jurisdiction of                                (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               53 West 23rd Street
                               New York, NY 10010
                                 (212) 590-2100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Richard Flynn, Chief Operating Officer
                      Paradise Music & Entertainment, Inc.
                        53 West 23rd Street - 11th Floor
                               New York, NY 10010
                                 (212) 590-2100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                             Walter M. Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4911

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

================================================================================================
                                                 Proposed         Proposed
                                                  maximum          maximum
Title of each class of         Amount to be    offering price     Aggregate        Amount of
securities to be registered     registered      per share(1)    offering price  registration fee
------------------------------------------------------------------------------------------------
Common stock, par value
  $.01 per share             1,237,380 shares      $5.875         $7,269,608        $2,021
================================================================================================

      (1) Based on the average of the high and low sale prices of the Common stock reported on the Nasdaq SmallCap Market on July 16, 1999 of $5.875 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                      Paradise Music & Entertainment, Inc.
                                  Common Stock
                                1,237,380 Shares

      This is an offering of 1,237,380 shares by selling stockholders. We will not receive any of the sale proceeds.

      Our shares currently trade on the Nasdaq Small Cap Market and on the Boston Stock Exchange. (Trading Symbols: Nasdaq Small Cap Market - PDSE; Boston Stock Exchange - PMU). On July 16, 1999 the last sale price on Nasdaq was $5.875 per share.

      Investing in our company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 5 before deciding whether to buy shares in this offering.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         Prospectus dated July 22, 1999.

Principal Executive        Paradise Music & Entertainment, Inc.
Offices:                   53 West 23rd Street, 11th Floor
                           New York, NY 10010
                           (212) 590-2100

      There follows a summary of important information on our business and recent developments.

Our Business:              We engage in various music related businesses through
                           our subsidiaries, including:

                           o production of music videos and music specials for television and cable through Picture Vision, Inc.

                           o music artist management through All Access Entertainment, Inc.

                           o        production of original scores for
                                    television, radio and advertising through
                                    Rave Music, Inc.

                           o production and commercial release of recorded music through PUSH Records, Inc.

                           Here are highlights of each business.

                                              PICTURE VISION

                           Picture Vision produces:

                           o        music videos used to promote music artists

                           o music specials for television and cable featuring music artists.

                           These services are provided on a fixed budget basis with profitability dependent on estimating and managing budget costs. Picture Vision has produced music videos and specials for many well-known artists and has received numerous industry awards for its work. Recent productions include Janet Jackson's "Velvet Rope Concert" and Garth Brooks' "Live From Central Park Concert" for HBO.

                                                ALL ACCESS

                           All Access provides a full range of management services to music artists. The number of artists represented by All Access is limited and consists of both well-known artists such as Daryl Hall and John Oates and developing artists such as Sheppard (with Mosh Productions, an affiliate of Sony Music), and Kim Sozzi, a Columbia Records recording artist. All Access receives a fixed percentage of artist revenues. The fee percentage charged varies based on an artist's prior commercial success.

                                                   RAVE

                           Rave creates for use on television, radio and film:

                           o original music scores, for the television shows Pokemon, Mr. Men and Little Miss

                           o advertising themes for clients such as Downy Fabric Softener, Pringles, JIF Peanut Butter

                           Rave produces original music at its in-house studios and uses independent musicians, singers and engineers to produce final soundtracks. A substantial portion of Rave's revenues are generated from television commercials. Rave retains the intellectual property rights to its musical compositions.

                                                   PUSH

                           PUSH is a start-up record label launched by us in early 1997. PUSH has the exclusive rights to records by established artists such as Daryl Hall and John Oates, Daryl Hall, Blessid Union of Souls, and by new and emerging artists such as Luxx and kidneythieves. Push has released three recordings to date through BMG Music, a major distribution company.

                           In addition, in March 1999, Push entered into a joint venture with V2 Records to distribute a current release of Blessid Union of Souls and mutually acceptable records. Under the terms of the joint venture V2 advances the costs of promotion and marketing in exchange for recoupment of advances plus 50% of revenues less their pro rata share of artist royalty payments.

                           Push has also negotiated joint ventures to share in the distribution, marketing and promotion of various jazz recordings by artists such as Paul Hardcastle, Jazzmasters and others in exchange for a negotiated percentage of every record sold.

Our concept of             We offer a broader range of services than most
combined services:         independent music companies. This combination of
                           services has been structured to foster synergies between the operating companies, more efficient business operations, lower costs and greater convenience to customers.

Expansion/Acquisitions:    We have adopted a strategic plan to significantly
                           expand through acquisitions of related businesses and key personnel. Our acquisition program will concentrate on smaller complementary music businesses. If more significant opportunities become available we believe that through our consultants and management contacts, we may be able to finance these opportunities through joint ventures or otherwise. To implement this plan, we have entered into the transactions and the consulting agreements with the persons described under "Recent Developments" who we believe can provide us with acquisition talent and financing opportunities.

Recent Developments:       Since the beginning of 1999 we have gone through a
                           substantive restructuring including several key management additions and the participation of The
                           Cassandra Group as a source for obtaining additional financing.

                           In July 1999, investors represented by Cassandra purchased an aggregate of 970,880 shares of Paradise common stock at a price of $4.25 per share or $4,126,240 in the aggregate. We agreed to file a Form S-3 registering for resale these 970,880 shares promptly following the receipt and acceptance by us of the subscription agreements together with the payment for these shares by the investors. If the 970,880 shares are not incorporated in a registration statement that has been declared effective by the SEC by November 19, 1999, each subscriber may cancel his subscription and resell his shares to us for the price paid by him.

                           We recently entered into a financial consulting agreement with Dana Giacchetto, Cassandra's President, pursuant to which Mr. Giacchetto will assist us through June 30, 2000 in a range of areas including structuring transactions and financings to support our growth. As compensation for his consulting services 200,000 shares of restricted common stock and three-year warrants to purchase 800,000 shares of common stock were issued to Mr. Giacchetto, at the following prices: 100,000 at $5.00 per share, 150,000 at $6.00 per share, 150,000 at
                           $7.00 per share, 150,000 at $8.00 per share, 125,000
                           at $9.00 per share and 125,000 at $10.00 per share.

                           In April 1999 we entered into a letter of intent to acquire all of the business and assets of (i) Consolidated Entertainment, LLC, d/b/a Straw Dogs, a Los Angeles-based television and commercial production company owned and operated by Jesse Dylan, who was named as our Chairman and Chief Executive Officer in April 1999, and Craig Rodgers; and (ii) Spur & Buckle, Inc., a company wholly owned by Jesse Dylan, for an aggregate of 1,441,000 shares of restricted common stock. The purchase is subject to the completion of formal due diligence, execution of definitive agreements, stockholder approval and other customary closing conditions. Craig Rodgers will join as Chief Executive Officer of the Straw Dogs subsidiary after the acquisition of Straw Dogs is completed. Mr. Dylan replaces John Loeffler as our Chairman, who will now devote more of his time to his role as Chief Executive Officer of Rave.

                           On May 1, 1999, we appointed Jay Moloney as our President and entered into a three-year employment contract with him. Mr. Moloney's employment agreement is at an annual salary of $500,000 per year plus a sign-on bonus of $41,500. Mr. Moloney was granted an aggregate of 1,200,000 five-year non-qualified options vesting over a three-year period with 1,100,000 exercisable at $4.50 per share and 100,000 exercisable at $3 per share.

                           On June 7, 1999 we entered into a six-month consulting agreement with Jay Walkingshaw at a monthly salary of $33,333. Mr. Walkingshaw will advise us on our structure and operations.

                           In addition, we have entered into several other consulting agreements. In each of these consulting agreements we have issued warrants to purchase common stock as the only compensation for the consulting services. Two of the consulting agreements are with our outside directors, Jeffrey Rosen and Thomas Edelman. Mr. Edelman and Mr. Rosen have each agreed to provide business advice, in addition to their services as directors, for the period from April 30, 1999 through June 30, 2000. Mr. Rosen will receive 200,000 three-year warrants and Mr. Edelman will receive 100,000 three-year warrants which vest after one year and which are exercisable at $5.00 per share. In addition, an outside consultant, Burton Goldstein was granted 125,000 two-year warrants in exchange for consulting services commencing February 22, 1999 for a one year period. The warrants are fully vested and provide for exercise prices of 50,000 warrants at $4.00 per share, 25,000 warrants at $5.00 per share, 25,000 warrants at $6.00 per share and 25,000 at $8.00 per share.

                           We are also considering granting warrants to other consultants in exchange for their services.

                                  RISK FACTORS

         You should carefully consider the following risk factors, among others, before deciding to invest in our company.

Our history involves       The company was incorporated in Delaware in July 1996
substantial losses         and commenced operations in October 1996. We
                           originally combined the operations of three established companies (Rave, Picture Vision and All
                           Access) in establishing the company. Following our initial public offering in 1997, we launched PUSH, our record label. We have not yet become profitable on a combined basis and cannot assure you that we will become profitable. In the meantime, we have expended substantial capital to, among other things, cover our operating losses.

We will need to raise      We have for some time been actively seeking
more money in the          additional financing for our business. In December
future.                    1998 we raised approximately $2 million from the
                           Cassandra investors and in July 1999 raised an additional $4.1 million from them. More funds will have to be obtained in order to support our business and acquisition plans. We anticipate raising an additional $4 million from the Cassandra investors, although we cannot assure you that this financing will be completed. If we cannot get more funds, we will have to curtail some of our plans. We cannot assure you that we can obtain more capital. We also don't know if the terms requested by future financing sources will be acceptable to us.

We are a recently          While our operating companies other than the record
combined business          label have been individually in business for many
which has experienced      years, we have only operated together since October
substantial losses         1996. We have not yet operated the combined business
since the combination.     on a profitable basis. We cannot assure you when, if
                           ever, the combined business will be profitable.

PUSH Records is a high     Although large amounts of money have been invested in
risk business which has    PUSH it has not yet been profitable.  We recently
never been profitable.     entered into a joint venture relationship with V2
                           which reduces overhead and provides that V2 pay all marketing and promotion costs. We can, however, provide no assurance that PUSH will achieve profitability.

We are dependent on the    Our artist management business and our record label
success of independent     business have relationships with a limited number of
artists with whom we       artists. It is difficult to secure these
have relationships.        relationships. Once they have been secured we depend
                           on the success of these artists, which success cannot be predicted, in order to realize revenues.

has yet to be successful.  Although we recently entered into a letter of intent
Our acquisition program    to acquire Straw Dogs, there can be no assurance that
                           this acquisition or our acquisition program will be successful. It will be difficult to fund and finance other acquisitions unless we raise more money or can issue stock for the purchase price.
                           Even if we complete acquisitions, we cannot be sure that these acquisitions will benefit our operations.

Competition is intense     Our record business competes with numerous other
in all our businesses.     independent record labels, many of whom have greater
                           financial resources than we do. In addition, there are six major companies with whom our record label cannot compete directly due to the substantial financial resources and talent pool of those companies.

                           Our artist management, video production and original score/production businesses also compete with numerous other similar businesses, many of whom have greater financial resources than we do.

We are dependent on some   One advertising agency/client generated approximately
large customers.           $397,000 and $337,000 of commercial music production
                           revenues for the nine months ended March 31, 1999 and 1998, respectively.

                           Three music artists produced $342,000 and $370,000 of music artist management revenues for the nine months ended March 31, 1999 and 1998, respectively.

                           Approximately $3,988,000 and $3,542,000 respectively of video production revenues were derived from three artists and one artist, respectively, for the nine months ended March 31, 1999 and March 31, 1998.

                           Approximately $521,000 and $1,852,000 of record label revenues were derived from two customers and one customer, respectively, for the nine months ended March 31, 1999 and 1998.

                           The loss of a large customer or the loss of a significant production would hurt our businesses.

No dividends have          We have never declared or paid a cash dividend and we
been paid.                 do not expect to have available cash with which to
                           pay cash dividends in the foreseeable future. If we have available cash, it is our policy to invest it in the business.

A large block of           Owners of large blocks of shares which were
previously restricted      previously restricted can be sold at this time. The
shares can be sold at      sale of a large number of these shares could lower
this time and could        the price of our shares or make it harder to attract
lower the price of our     new investors.
shares.

We must deal with Year     We have conducted a review of our computer systems to
2000  Compliance Issues.   identify the "Year 2000" problem. The year 2000
We cannot guarantee that   problem is the result of computer programs being
the Year 2000 problem      written using two digits rather than four to define
will not harm our          the applicable year. Any programs that have
business.                  time-sensitive software may recognize a date using
                           "00" as the year 1900 rather than the year 2000. This could result in a major systems failure or miscalculations. We believe that our computer systems and software products are fully year 2000 compatible.
                           However, computer systems or software products of our suppliers or customers may not accept input of, store, manipulate and output dates in the year 2000 or thereafter without error or interruption. We have retained a consultant to help us with compliance. We do not anticipate that the Year 2000 problem will harm our business.

                Special Note Regarding Forward-Looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or provide other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include the risk factors set forth above.

WE HAVE INCORPORATED INFORMATION BY REFERENCE TO OUR OTHER SEC FILINGS; YOU CAN OBTAIN MORE INFORMATION FROM US OR THE SEC

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-KSB for the year ended June 30, 1998 filed with the SEC on October 8, 1998;

      o Our Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 filed with the SEC on November 20, 1998;

      o Our Quarterly Report on Form 10-QSB for the quarter ended December 31, 1998 filed with the SEC on February 16, 1999;

      o Our Quarterly Report on Form 10-QSB for the quarter ended March 31, 1999 filed with the SEC on May 17, 1999;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the Exchange Act since March 31, 1999;

      o Our registration statement on Form 8-A filed on January 9, 1997 and declared effective on January 22, 1997 registering the common stock under
Section 12(b) of the Exchange Act; and

      o All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                         Paradise Music & Entertainment
                         53 West 23rd Street, 11th Floor
                             New York, New York 1010
                                 (212) 590-2100
                               Attn: Richard Flynn

      We have filed a registration statement on Form S-3, which includes this prospectus covering this offering, with the Securities and Exchange Commission. This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our company and this offering. We have provided our address and telephone number if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                              SELLING STOCKHOLDERS

      The following table sets forth

      o the number of shares currently beneficial owned by each selling stockholder,

      o the number of shares owned by each of them being offered for sale in this prospectus, and

      o the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

The list of selling stockholders includes Dana Giacchetto, the President of Cassandra and a consultant to the company. Except for Donald & Co., the underwriter of our initial public offering, Mr. Giacchetto, and a member of our outside legal counsel and certain current and former employees, none of the other selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of our shares or other securities of ours. The information included below is based on information provided by the selling stockholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold and is based on 6,318,596 shares of common stock outstanding on July 14, 1999.

                                                          Shares      Percentage
                            Shares                         Owned      of Shares
                         Beneficially        Shares        After     Owned After
Name                        Owned           Offered      Offering      Offering
----                        -----           -------      --------      --------

Raymond Ovetsky              10,000           2,000        8,000           *
Lawrence Bortoluzzi          15,000           6,500        8,500           *
Mike McVay                   10,000          10,000         -0-            *
Whole Oates                  35,000          35,000         -0-            *
Walter M. Epstein            49,658          10,000        39,658          *
Jaffoni & Collins             3,000           3,000         -0-            *
Dana Giacchetto(1)          200,000         200,000         -0-           3.2%
Robert Jaffee                 3,000           3,000         -0-            *
Vincent Laresca              12,000          12,000         -0-            *
Victoria Leacock             33,500          23,500        10,000          *
Joan Martin,
  Irrevocable Trust
  FBO O.J. Foschi             6,450           6,450         -0-            *
Joan Martin,
  Irrevocable Trust
  FBO A.F. Foschi             6,450           6,450         -0-            *
Popdetail                     2,500           2,500         -0-            *
John Paluska                 25,000          25,000         -0-            *
Gale Rapallo                  2,500           2,500         -0-            *
William Robinson              2,500           2,500         -0-            *

Mitchell Rosenwald            2,500           2,500         -0-            *
Grace Sheppard
  Revocable Trust             8,235           8,235         -0-            *
Sandi Slone                   5,000           5,000         -0-            *
Ken Sunshine                  2,500           2,500         -0-            *
Stuart Ditsky                10,000          10,000         -0-            *
Angela Harrington             2,500           2,500         -0-            *
Margaret Martin               2,500           2,500         -0-            *
Ben Stiller                  23,500          23,500         -0-            *
Andrew Sarno                 23,529          23,529         -0-            *
Tobey Maguire                73,500          73,500         -0-            *
Jon Favreau                   7,500           7,500         -0-            *
Peter Emi                     5,000           5,000         -0-            *
William Russ &
  Clare Wren                 21,500          21,500         -0-            *
Philip Morrison              12,500          12,500         -0-            *
Gordon P. Baird             125,000         125,000         -0-            *
Michael Besman               23,500          23,500         -0-            *
Henry J. Bamberger           17,500          10,000         7,500          *
Kevin Bone                    4,852           4,852         -0-            *
George Condo                 14,000          14,000         -0-            *
Dalva, Ltd.                   2,500           2,500         -0-            *
Anna Dylan                    2,500           2,500         -0-            *
Michelle Gan                  2,500           2,500         -0-            *
Sarah Gilbert                 9,400           9,400         -0-            *
Mark Hankey                   2,500           2,500         -0-            *
Daniel W. Hillis             10,000          10,000         -0-            *
Ross Bleckner                11,764          11,764         -0-            *
Leonardo DiCaprio            50,000          50,000         -0-            *
Amir Malin &
  Karen Greene               20,000          10,000        10,000          *
Scott & Deseree Welch        50,000          50,000         -0-            *
Karen Hope                    2,500           2,500         -0-            *
Marjorie Minkin               5,000           5,000         -0-            *
Michael Feldman               6,000           6,000         -0-            *
Kevin Connolly                2,500           2,500         -0-            *
Margery Simkin              150,000          50,000       100,000         1.6%
Claudio Curzi                22,500           2,500        20,000          *
Stacey Sher                 104,700           4,700       100,000         1.6%
Peter Braunstein              2,500           2,500         -0-            *
Ventrue Entertainment        10,000          10,000         -0-            *
Southfield Entertainment     25,000          25,000         -0-            *
September
  Productions, Inc.           5,000           5,000         -0-            *
David Salle                  20,000          20,000         -0-            *
Cameron Diaz                 45,000          25,000        20,000          *
Dan Cortese
  Retirement Trust           32,500          12,500        20,000          *
Chris Kattan                 12,500          12,500         -0-            *
Ruth Bleckner                50,000          50,000         -0-            *
20 Bucks, Inc.
  Retirement Trust            2,500           2,500         -0-            *
James W. Shepard
  Revocable Trust            20,000          20,000         -0-            *
Jay Faires                  100,000         100,000         -0-            *

------------
(1) Does not include 2,970,880 shares which may be deemed to be beneficially owned by the Cassandra Group, Inc., a registered investment adviser controlled by Mr. Giachetto. Cassandra does not directly own any shares of common stock, the shares are owned by Cassandra's various clients. Cassandra has discretionary power to dispose of the securities held in its clients accounts. Accordingly, by virtue of such discretionary power, pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, Cassandra may be deemed to be the indirect beneficial owner of the shares held by the various account holders.

                              PLAN OF DISTRIBUTION

      The shares are being registered in order to facilitate their sale from time to time by the selling stockholders, or by their transferees or other successors, as market conditions may permit. The selling stockholders have not entered into any underwriting arrangements. We are unable to predict when, if at all, any of the selling stockholders will sell the shares, as sales will be made solely at the discretion of each selling stockholder. The sale of the shares by the selling stockholders and/or their transferees or other successors may be effected in one or more transactions that may take place on the Nasdaq Small Cap Market, the over-the-counter market, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods:

      o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

      o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o face-to-face transactions between sellers and purchasers without a broker-dealer.

      In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. They may receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders and brokers and dealers engaged by them and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

      We have agreed to pay the filing fees, costs and expenses associated with the registration statement exclusive of fees of counsel to the selling stockholders, or any of them, but inclusive of fees relating to compliance with any state blue sky requirements.

      We have agreed to indemnify the selling stockholders, or their transferees or successors against certain liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each Delaware corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation provides for the indemnification of our officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the company pursuant to the provisions of Delaware law and our certificate of incorporation, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019. Walter
M. Epstein, Esq., a member of the firm, owns 49,658 shares of common stock and Davis & Gilbert LLP owns 18,471 shares of common stock.

                                     EXPERTS

      The consolidated balance sheet as of June 30, 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1998 and 1997 incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which contains an explanatory paragraph relating to our ability to continue as a going concern, of Rothstein, Kass & Company, P.C., independent accountants. They are experts in auditing and accounting and they have authorized us to include the foregoing in this prospectus.

================================================================================

Until ___________, 1999, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.

                            ------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary ........................................................    2
Risk Factors ..............................................................    5
Selling Stockholders ......................................................    8
Plan of Distribution ......................................................   10
Disclosure of Commission Position on Indemnification For
  Securities Act Liabilities ..............................................   10
Legal Matters .............................................................   11
Experts ...................................................................   11

================================================================================

================================================================================

                                1,237,380 Shares

                                 PARADISE MUSIC
                                        &
                                 ENTERTAINMENT,
                                      INC.

                                  Common stock

                                 --------------
                                   PROSPECTUS
                                 --------------

                                  July 22, 1999

================================================================================

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      The company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14. Other Expenses of Issuance and Distribution.

                SEC registration fee ....................... $ 1,852
                Accounting fees and expenses................ $ 2,500
                Legal fees and expenses .................... $10,000
                Printing expenses .......................... $ 3,000
                Miscellaneous .............................. $ 2,648

                   Total ................................... $20,000

-----------

Item 15. Indemnification of Directors and Officers.

      Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the company has broad powers to indemnify its directors, officers and other employees. This section (i) provides that the provisions of the DGCL relating to the statutory indemnification and advancement of expenses are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establishes procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the stockholders or directors or an agreement providing for indemnification and advancement of expenses, (iii) applies a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the company, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful, and (iv) permits the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 145(g) the DGCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

      As permitted by Section 145(e) of the DGCL, the company's by-laws provide that the company shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

      Article Seventh of the company's certificate of incorporation provides that no director of the company shall be held personally liable to the company or its stockholders for damage for any breach of duty in his capacity as a director unless a judgment or other final adjudication adverse to him establishes that (1) he breached his duty of loyalty to the company or its stockholders, or (2) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (3) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (4) his acts violated Section 174 of the DGCL.

      The company's by-laws provide that the company will indemnify its directors, officers and employees against judgments, fines, amounts paid in settlement and reasonable expenses.

      The company has obtained and intends to maintain in effect liability insurance for the benefit of its directors and officers.

Item 16. Exhibits.

Exhibit     Description
-------     -----------

  1         Not Applicable

  2         Not Applicable

  4 Instruments defining the rights of security holders, including indentures:

            (A) Certificate of Incorporation, as amended (Incorporated by reference to the company's registration statement on Form SB-2 (File No: 333-13941) effective January 22, 1997).

            (B) By-Laws (Incorporated by reference to the company's registration statement on Form SB-2 (File No: 333-13941) effective January 22, 1997).

            (C) Specimen Common stock certificate (Incorporated by reference to the company's registration statement on Form SB-2 (File No:
                  333-13941) effective January 22, 1997).

            (D) Specimen Warrant certificate (Incorporated by reference to the company's registration statement on Form SB-2 (file No. 333-13941) effective January 22, 1997).

            (E) Form of Warrant Agreement including form of Warrant (Incorporated by reference to the company's registration statement on Form SB-2 (file No. 333-13941) effective January 22, 1997).

            (F) Form of Warrant Agreement between the company and Continental Stock Transfer and Trust company (Incorporated by reference to the company's registration statement on form SB-2 (file No.333-13941) effective January 22, 1997).

            (G) Form of Subscription Agreement covering the purchase of shares by Cassandra investors at $4.25 per share.

  5         Opinion of Davis & Gilbert LLP, filed herewith

  8         Not Applicable

  15        Not Applicable

  23.1      Consent of Rothstein, Kass & Company, P.C., filed herewith

  23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

  24        Reference is made to the signature page

  25        Not Applicable

  26        Not Applicable

  27        Not Applicable

  99.1 Letter Agreement dated April 15, 1999 between the company and The Cassandra Group, Inc.

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company, pursuant to the provisions described in Item 15 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York in the State of New York on July 19, 1999.

                                       PARADISE MUSIC & ENTERTAINMENT, INC.


                                       By /s/ Jesse Dylan
                                          --------------------------------------
                                          Jesse Dylan
                                          Chairman of the Board and Chief
                                          Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENT, that each whose signature appears below hereby severally constitutes and appoints Jesse Dylan and Richard Flynn and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                                    Date
---------                     -----                                    ----


/s/ JESSE  DYLAN              Chairman of the Board and            July 19, 1999
---------------------------   Chief Executive Officer
Jesse Dylan                   and Director


/s/ RICHARD FLYNN             Chief Operating Officer, Chief       July 19, 1999
---------------------------   Financial Officer, Treasurer,
Richard Flynn                 Secretary (Principal Financial
                              and Accounting Officer) and
                              Director


/s/ JAY MOLONEY               President                            July 19, 1999
---------------------------
Jay Moloney

/s/ JOHN LOEFFLER             Chairman Emeritus                    July 19, 1999
---------------------------   and Director
John Loeffler


/s/ JON SMALL                 Executive Vice President             July 19, 1999
---------------------------   and  Director
Jon Small


/s/ BRIAN DOYLE               Director                             July 19, 1999
---------------------------
Brian Doyle


                              Director                             July 19, 1999
---------------------------
Thomas J. Edelman


/s/ JEFFREY ROSEN             Director                             July 19, 1999
---------------------------
Jeffrey Rosen